Exhibit 99.1

Radiation Therapy Services Announces Preliminary Unaudited Fourth Quarter 2006
Financial Results and Revised Estimates

-	Expects Fourth Quarter Revenue in the Range of $76 Million to $78 Million, Up Between 18.0% and 21.1% Year-Over-Year and Above Previous Estimates

-	Expects Fourth Quarter Net Income of Approximately $7.2 Million or $0.30 Per Share, up 8.3% Year-Over-Year and Below Previous Estimates

          FORT MYERS, Fla., Jan. 23 /PRNewswire-FirstCall/ -- Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today preliminary unaudited financial results for the quarter ended December 31, 2006.

          The Company now expects that fourth quarter 2006 revenues will be in the range of $76 million to $78 million, an increase from its previously stated guidance of $74 million to $77 million. This represents growth of between 18.0% and 21.1% over the same period in 2005.

          The Company expects fourth quarter 2006 net income of approximately $7.2 million or $0.30 per share as compared to previously stated guidance of $0.36 per share to $0.38 per share. This represents growth of 8.3% over the same period in 2005.  Excluding the net effect of the unanticipated items described below, the Company would have met its fourth quarter 2006 net income guidance of approximately $8.5 million, or $0.36 per share.

          Earnings for the quarter were adversely affected by adjustments to estimates for contractual allowances. While adjustments of this type are a normal part of the quarterly process to estimate required contractual allowances, they have not been material to a quarter’s results in prior periods. The Company estimates these “true-up” adjustments, which recover shortages in the Company’s previous estimates, reduced net earnings by $0.9 million, or $0.04 per share, for the quarter.

          The Company added four surgical and urology practices in the fourth quarter.  This pace far exceeds historic activity and represents an acceleration in this activity in the Company’s southwest Florida markets. While the cost of these practices was not material, the practices did incur start-up costs of approximately $0.3 million, or $0.01 per share, and adversely impacted the fourth quarter.

          Expenses associated with the continued installation and maintenance of more sophisticated equipment during the fourth quarter exceeded the Company’s estimates. This cost is a necessary consequence of making the latest technologies available to the Company’s patients. The strong development pipeline and integration planning and execution for the seven Michigan centers that the Company acquired mid-quarter, resulted in significant additional travel expenses. These expenses adversely affected net income and earnings per share for the fourth quarter by $0.3 million, or $0.01 per share.

          In spite of the items described above, the Company believes its underlying fundamentals have not changed and indicators in the fourth quarter have lead the Company to confirm that its guidance for 2007 financial performance which was previously provided shall remain the same.

          Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “Our revenue and earnings growth on an adjusted basis reflect the continued implementation of advanced technologies across our facility network. While adjustments of estimated contractual allowances to actual are a routine part of accounting in the health care industry, the quarter’s $1.5 million adjustment needs to be understood in the context of the nearly $78 million in net patient service revenue for the quarter. We remain focused on achieving the robust long-term growth in revenues and earnings that our strategy has consistently provided.”

          These estimated preliminary unaudited financial data are subject to the completion of the company’s normal quarter-end closing procedures and review by its independent accountants.

          The Company will release full financial results for the period ended December 31, 2006 after the market closes on Wednesday, February 7, 2007 with an accompanying conference call on Thursday, February 8, 2007 at 10:00 a.m. ET.

           A live Web cast of the conference call will be available online on the Company’s corporate Web site at www.rtsx.com. The dial-in numbers are (877) 407-0784 for domestic callers, and (201) 689-8560 for international. After the live Web cast, the call will remain available on Radiation Therapy’s Web site until March 8, 2007. In addition, a telephonic replay of the call will be available until February 22, 2007. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 226775.

          About Radiation Therapy Services, Inc.

          Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company’s 77 treatment centers are clustered into 25 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

          This release may contain forward-looking statements about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for the fourth quarter of 2006 and for 2006 and 2007. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “plan,” “believe,” “seek,” “could” and “estimate” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company’s actual financial results, those risk factors described in the “Risk Factors” section and other information in the Company’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K, as well as the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

Contacts:
Dave Koeninger
Chief Financial Officer
Radiation Therapy Services, Inc.
239-931-7282
dkoeninger@rtsx.com

Investors:
Nick Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

SOURCE  Radiation Therapy Services, Inc.
          -0-                                                            01/23/2007
          /CONTACT:  Dave Koeninger, Chief Financial Officer of Radiation Therapy Services, Inc., +1-239-931-7282, dkoeninger@rtsx.com; or Investors, Nick Laudico of The Ruth Group, +1-646-536-7030, nlaudico@theruthgroup.com, for Radiation Therapy Services, Inc./
          /Web site:  http://www.rtsx.com /
          (RTSX)